Exhibit 23.2






March 26, 2008


Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-5194), Form S-8 (No. 333-143770), and Form S-3 (No. 333-145668) of Leucadia National Corporation of our report dated March 2, 2006, relating to the financial statements of Olympus Re Holdings, Ltd., which appears in this Form 10-K.




/s/ PricewaterhouseCoopers
Hamilton
Bermuda